EXHIBIT 15.0


               LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

September 15, 1997

Shareholders and Board of Directors
CUC International Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of CUC International Inc. ("Company") for the registration of up to 17,959,205 shares of its common stock in connection with the Company's 3% Convertible Subordinated Notes of our report dated June 13, 1997 relating to the unaudited condensed consolidated interim financial statements of CUC International Inc. that is included in its Quarterly Report on Form 10-Q for the quarter ended April 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                                       ERNST & YOUNG LLP


Stamford, Connecticut